November 13, 2001



Michael Doar
2907 Spring Meadow Court
Indianapolis, IN 46268



Dear Michael:

This letter agreement will confirm the terms of employment associated with your appointment as Chairman and Chief Executive Officer of Hurco Companies, Inc.

Position and Responsibilities

o        Chairman and Chief Executive Officer
o        Effective November 13, 2001
o        You will continue as a member of Hurco's Board of Directors

Compensation

o Base salary $245,000 annually subject to annual review by the Compensation Committee of the Board of Directors.
o Annual bonus to be determined by the Compensation Committee of the Board of Directors.
o You will be eligible to participate in the Deferred Compensation Program as approved by the Compensation Committee.

Vacation

o Vacation consistent with the vacation plan in effect for corporate officers.

Life Insurance

o You are eligible to participate in the Split Dollar Life Insurance Plan available to corporate officers.

Other Expenses to be paid by Hurco

o Hurco will provide you with a suitable automobile as it does other senior officers. Appropriate arrangements will be made for reimbursement of social / country club expenses intended primarily for Hurco business purposes.

Relocation Expenses

o Hurco will continue to pay for the apartment you are using until the earlier of when you acquire permanent housing or you and your family or September 2, 2002.
o The company will reimburse all reasonable moving expenses including packing and shipping of household furnishings and personal property. Reimbursement or direct payment of these expenses will be subject to submission of appropriate invoices and other supporting documentation. The reimbursement will be "grossed up" for Federal and State Income Taxes in accordance with established Company practices for executive officers.
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Employment Termination Agreement

o In the event you are removed as Chairman and Chief Executive Officer by action of the Board of Directors, your salary and status as an employee would continue for thirty (30) days following written notice of termination, at which time you will be paid twelve (12) months severance, at your then base salary.
o Health, life and disability insurance benefits will be maintained at the expense of the Company during the twelve months (12) severance period or until you have obtained alternate employment, if earlier.
o In the event you resign of your own volition prior to the termination of your employment, Hurco will make no further payments (salary and benefits) after your last day of employment.

We wish your every success with your new responsibilities.

Sincerely,                                           Acknowledged and accepted

/s/ O. Curtis Noel                                   /s/ Michael Doar
O. Curtis Noel                                       Michael Doar
Chairman,
Compensation Committee                               11-13-02
of the Board of Directors                            Date